Exhibit 99.1

Contacts:

Lisa D. Lettieri

Vice President of Investor Relations

Champion Enterprises

(248) 340-9090

llettieri@championhomes.net

Or

Phyllis Knight,

Executive Vice President and CFO

Champion Enterprises

(248) 340-9090

Champion Enterprises Reports 42 Percent Increase in Sales and Net Income of $0.18 per Diluted Share for the First Quarter of 2006

Manufacturing Margins Improve to 7.8% for the Quarter

and 8.2% for the Last Twelve Months

AUBURN HILLS, Mich., April 17, 2006 – Champion Enterprises, Inc. (NYSE: CHB), a leader in factory-built construction, today announced results for its first quarter ended April 1, 2006. Revenues for the quarter increased 42 percent to $346.5 million compared to $244.3 million for the first quarter of 2005. Net income for the quarter improved to $13.6 million, or $0.18 per diluted share, compared to net income of $2.7 million, or $0.03 per diluted share for the first quarter of 2005. Net income in the year ago quarter included $3.8 million of income related to the valuation of the then-outstanding common stock warrant and a $2.6 million loss from discontinued operations.

Operating Highlights

•

Manufacturing net sales increased 39 percent to $331.7 million from $238.7 million in the first quarter of 2005. Net sales were favorably affected by the delivery of the last 627 homes, representing $23.0 million of revenue, to the Federal Emergency Management Agency. Excluding these sales, manufacturing net sales improved 29 percent for the quarter.

•

Manufacturing segment income for the quarter rose 131 percent to $25.9 million from $11.2 million in the first quarter of 2005. Segment income included gains totaling $3.9 million from the sale of properties, compared to $1.5 million of gains in the first quarter of 2005.

•	Manufacturing margins reached 7.8 percent compared to 4.7 percent in the first quarter of 2005, representing the twelfth consecutive quarter of year-over-year improving margins.

Excluding property sale gains, manufacturing margins increased to 6.6 percent for the quarter compared to 4.1 percent last year.

•	Revenues from the sale of modular homes totaled $81.0 million, climbing 75 percent compared to last year’s first quarter, and representing 24 percent of total manufacturing sales for the quarter.

•

Backlogs ended the quarter at $71 million compared to $86 million at the end of the first quarter of 2005. The current backlog is much more evenly distributed throughout the country as compared to last year when over 80 percent of the backlog was concentrated in Florida, California and Arizona.

•	Champion’s average selling price increased 11 percent to $49,700 as the Company continues to achieve a more favorable product mix and price for higher raw material and transportation costs.

•	The Company’s California-based retail segment grew revenues 9 percent to $27.3 million compared to $25.1 million for the first quarter of 2005.

•	Retail segment income improved 19 percent to $1.5 million for the quarter.

•

Cash flow from continuing operations increased sharply to $27.0 million for the first quarter of 2006 compared to a use of $5.1 million last year. Approximately $17 million of the $32.1 million increase was the result of FEMA settlements in the quarter. Cash and cash equivalents stood at approximately $132.1 million at quarter end.

Other Highlights

•

On March 31, 2006, Champion acquired Minnesota-based Highland Manufacturing Company, LLC, a leading regional manufacturer of manufactured and modular homes with a significant presence in the north central United States. The debt-free transaction was valued at $23 million in cash.

•

Champion completed the purchase of United Kingdom-based Calsafe Group (Holdings) Ltd. and its operating subsidiary Caledonian Building Systems, a leading steel-framed modular manufacturer, for approximately $110 million on April 7, 2006. The acquisition was partially debt financed via an approximately $80 million addition to the Company’s term credit facility.

•	Both transactions are expected to be accretive to Champion’s 2006 results.

“We took an important step forward with the acquisitions of Caledonian and Highland. These additions expand our geographic reach, further diversify our product offerings and customer base and increase our modular market share,” said William Griffiths, chairman, president and chief executive officer of Champion Enterprises, Inc.

“Caledonian offers us new multi-story construction technology, new distribution channels and several new markets to target. With the Highland acquisition, we also expanded our domestic footprint in the north central region of the U.S., a market previously underserved by Champion.”

Griffiths concluded, "We remain focused on building Champion’s capabilities and increasingly penetrating the overall modular construction industry. We will continue to pursue strategic acquisitions while at the same time working to improve manufacturing efficiencies in support of our goal to deliver record manufacturing margins and superior shareholder returns.”

First Quarter 2006 Conference Call

Champion Enterprises will host a conference call on April 18 at 11:00 a.m. EDT to discuss these results and current business trends. To listen to the call, please call 888-482-0024 for domestic callers or 617-801-9702 for international callers. The pass code is 98000944. You can also listen to the call via the Company’s website at www.championhomes.com under the Investor Relations link.

A replay of the call will be available beginning approximately one hour after its conclusion through Tuesday, April 25, 2006. To access the replay, please call 888-286-8010 for domestic callers or 617-801-6888 for international callers. The passcode is 61383413. The replay will also be available under the Investor Relations link at the Company’s website under Audio Archives.

About Champion

Auburn Hills, Michigan-based Champion Enterprises, Inc. is a leader in factory-built construction, operating 36 manufacturing facilities in North America and the United Kingdom, and partnering with over 3,000 independent retailers, builders and developers. The Company produces manufactured and modular homes through its family of homebuilders, as well as modular commercial buildings for military and commercial applications. For more information, please visit www.championhomes.com.

Forward-Looking Statements

This news release contains certain statements, including statements regarding accretion, sales, sales growth, margins, backlogs, and market coverage, each of which could be construed to be forward-looking statements within the meaning of the Securities and Exchange Act of 1934.

These statements reflect the Company's views with respect to future plans, events and financial performance. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The Company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward-looking statements. These factors are discussed in the Company's most recently filed Form 10-K and other SEC filings, in each case under the section entitled "Forward-Looking Statements," and those discussions regarding risk factors are incorporated herein by reference.

- Tables Follow -

CHB/ 4
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED) (1)
(Dollars and weighted shares in thousands, except per share amounts)

	Three Months Ended
	April 1,	April 2,	%
	2006	2005	Change
		(Restated)(6)
Net sales:
Manufacturing	$331,651	$238,738	39%
Retail (1)	27,278	25,137	9%
Less: intercompany	(12,400)	(19,600)
Total net sales	346,529	244,275	42%

Cost of sales	292,236	207,011	41%

Gross margin	54,293	37,264	46%

Selling, general, and administrative expenses	37,323	31,747	18%
Mark-to-market credit for common stock warrant (2)	—	(3,800)

Operating income	16,970	9,317	82%

Interest expense, net	2,070	3,808	(46%)

Income from continuing operations
before income taxes (3)	14,900	5,509	170%

Income tax expense (4)	1,200	300

Income from continuing operations	13,700	5,209	163%

Loss from discontinued operations, net of taxes (1)	(53)	(2,558)

Net income	$13,647	$2,651	415%

Income from continuing operations	$13,700	$5,209
Less: dividends on preferred stock	—	(259)
Less: amount allocated to participating securities (5)	—	(337)
Income from continuing operations
available to common shareholders	$13,700	$4,613	197%

Basic income per share (5):
Income from continuing operations	$0.18	$0.06	200%
Loss from discontinued operations	—	(0.03)
Net income	$0.18	$0.03	500%

Weighted shares for basic EPS	76,081	72,547

Diluted income per share (5):
Income from continuing operations	$0.18	$0.06	200%
Loss from discontinued operations	—	(0.03)
Net income	$0.18	$0.03	500%

Weighted shares for diluted EPS	77,300	73,345
See accompanying Notes to Financial Information.
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CHB/ 5
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (1) (In thousands)

	(UNAUDITED)
	April 1,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$132,136	$126,979
Restricted cash	325	713
Accounts receivable, trade	45,899	49,146
Inventories	106,747	108,650
Current assets of discontinued operations	1,262	1,836
Other current assets	6,922	10,832
Total current assets	293,291	298,156
Property, plant, and equipment, net	96,067	91,173
Goodwill and other intangible assets	175,506	158,101
Non-current assets of discontinued operations	1,720	2,226
Other non-current assets	17,327	16,998
	$583,911	$566,654

Liabilities and Shareholders' Equity
Accounts payable	$40,896	$29,115
Current liabilities of discontinued operations	2,893	3,279
Other accrued liabilities	144,189	153,697
Total current liabilities	187,978	186,091
Long-term debt	201,418	201,727
Other long-term liabilities	31,383	31,531
Shareholders' equity	163,132	147,305
	$583,911	$566,654

See accompanying Notes to Financial Information.

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CHB/ 6
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED CASH FLOW STATEMENTS (UNAUDITED) (1)
(In thousands)

	Three Months Ended
	April 1,	April 2,
	2006	2005
		(Restated)(6)(8)
Net income	$13,647	$2,651
Loss from discontinued operations	53	2,558
Adjustments:
Depreciation and amortization	3,231	2,539
Stock-based compensation	1,817	964
Mark-to-market credit for common stock warrant (2)	—	(3,800)
Gains on fixed assets (7)	(3,986)	(1,595)
Changes in working capital	18,986	(9,534)
Changes in accrued liabilities	(10,491)	(1,814)
Other	3,763	2,939
Cash provided by (used for) continuing operating activities	27,020	(5,092)

Additions to property, plant and equipment	(4,511)	(2,468)
Acquisition of Highland Manufacturing Company	(22,828)	—
Proceeds on disposal of fixed assets	4,620	4,746
Other	—	(55)
Cash (used for) provided by investing activities	(22,719)	2,223

Decrease in long-term debt	(301)	(51)
Increase in deferred financing costs	(15)	—
Increase in restricted cash	—	(4,165)
Common stock issued, net	622	182
Dividends paid on preferred stock	—	(259)
Cash provided by (used for) financing activities	306	(4,293)

Net cash used for operating activities of discontinued operations	550	(2,271)
Net cash provided by investing activities of discontinued operations	—	19,568
Net cash used for financing activities of discontinued operations	—	(10,282)
Cash provided by discontinued operations (1)	550	7,015

Increase (decrease) in cash and cash equivalents	5,157	(147)
Cash and cash equivalents at beginning of period	126,979	142,266
Cash and cash equivalents at end of period	$132,136	$142,119

CHB/ 7
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED)

(1) The Company’s discontinued operations consists of its traditional retail business which was disposed of in 2005 and 2004 and its former consumer finance business.

(2) During the first quarter of 2005, the Company recorded a credit (income) of $3.8 million for the change in the estimated fair value of its then outstanding common stock warrant for 2.2 million shares.

(3) The Company evaluates the performance of its manufacturing and retail segments based on earnings before interest, income taxes, and general corporate expenses. A reconciliation of income from continuing operations before income taxes for the three months ended follows (dollars in thousands):

Three months ended:	April 1, 2006	As % of Related Sales	April 2, 2005	As % of Related Sales	% Change
Manufacturing segment income	$25,874	7.8%	$11,194	4.7%	131%
Retail segment income	1,513	5.5%	1,267	5.0%	19%
General corporate expenses	(9,617)		(8,144)		(18%)
Mark-to-market credit for stock warrant	—		3,800
Intercompany eliminations	(800)		1,200
Interest expense, net	(2,070)		(3,808)		46%
Income from continuing operations
before income taxes	$14,900	4.3%	$5,509	2.3%	170%

(4) The effective tax rates for the periods presented differ from the 35% federal statutory rate because the Company has a 100% deferred tax asset valuation allowance. In addition, the Company is in a federal tax loss carryforward position and tax benefits can only be recorded to the extent of current taxable income. Income tax expense consisted of state and foreign income taxes.

(5) EPS for periods reported reflect the adoption of EITF 03-6, which requires the use of the two-class method for enterprises with participating securities. The company's participating securities during the 2005 period consisted of its convertible preferred stock and common stock warrant. As a result of the repurchase and cancellation of the warrant and the conversion of all convertible preferred stock in April 2005, the Company's participating securities have been eliminated for the current period.

(6) The Company early adopted SFAS No. 123(R), in the fourth quarter of 2005, effective January 2, 2005 using the modified prospective method of transition. The cumulative effect of the accounting change at January 2, 2005 of $0.23 million (income) was included in selling, general, and administrative expenses and was insignificant to income from continuing operations, income before income taxes, net income, and cash flow from operations. The effect of expensing stock options was insignificant in the first quarter of 2006 and approximately $0.1 million in the first quarter of 2005. The first quarter of 2005 has been restated to reflect the adoption of SFAS No. 123(R) by $0.1 million. This adjustment has been included in selling, general, and administrative expenses.

(7) $3.9 million gains on sales of fixed assets resulted from the sale of an investment property in Florida and the sale of an idle plant.

(8) The 2005 statement of cash flows has been revised to separately disclose the operating, investing, and financing portions of the cash flows attributable to discontinued operations. These amounts were previously reported on a combined basis.

(9) Because the acquisition was completed on March 31, 2006, no results of operations for Highland are included in the Company’s results from continuing operations for the three months ended April 1, 2006. The estimated assets and liabilities of Highland are included in the consolidated balance sheet as of April 1, 2006 and total $25.7 million and $2.9 million, respectively.

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CHB/ 8
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED)

CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION (UNAUDITED)

	Three months ended
	April 1, 2006	April 2, 2005	% Change
MANUFACTURING
Units sold
HUD Code	4,765	4,014	19%
Modular	1,012	780	30%
Canadian	302	196	54%
Total units sold	6,079	4,990	22%
Less: intercompany	181	339	(47%)
Units sold to independent retailers/builders	5,898	4,651	27%

Floors sold	11,314	9,609	18%

Multi-section mix	75%	87%

Average unit prices, excluding delivery
Total	$49,700	$44,600	11%
HUD Code	$43,600	$41,900	4%
Modular	$77,000	$57,100	35%

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